Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-155311) of Emergent BioSolutions Inc. and Subsidiaries,

(2)
Registration Statement (Form S-8 No. 333-139190) pertaining to the Employee Stock Option Plan, as amended and restated, the 2006 Stock Incentive Plan and individual director options agreements of Emergent BioSolutions Inc. and Subsidiaries, and

(3)	Registration Statement (Form S-8 No. 333-161154) pertaining to the Employee Stock Option Plan, as amended and restated, and the 2006 Stock Incentive Plan of Emergent BioSolutions, Inc.

of our report dated March 15, 2010, with respect to the financial statements of Trubion Pharmaceuticals, Inc., included in this Current Report on Form 8-K/A of Emergent BioSolutions Inc. and Subsidiaries.

/s/ Ernst & Young LLP
Seattle, Washington
January 10, 2011